Exhibit 3.179

AMENDED AND RESTATED

AGREEMENT OF LIMITED

PARTNERSHIP OF US SPRINT

COMMUNICATIONS COMPANY

LIMITED PARTNERSHIP

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INDEX OF DEFINED TERMS

Accepting Offerrees	Section 6.2
Acquisition Agreement	Preamble
Act	Preamble
Additional Capital Contribution	Section 2.2
Adjusted Limited Partner Capital Account Deficit	Section 3.1
Affiliate	Section 2.5
Agreement	Preamble
Another Enterprise	Section 4.6
Bankruptcy	Section 8.1
Capital Account	Section 3.1
Capital Contribution	Section 3.1
Certificate	Section 1.7
Closing	Section 8.2
Closing Date	Section 1.1
Code	Section 3.1
Continuing Partners	Section 9.2
Deferred Closing	Seciton 8.2
Depreciation	Section 3.1
Effective Date	Section 1.1
First Amendment	Preamble
First Offer	Section 6.2
First Partner	Section 8.2
General Partner	Preamble
General Partnership	Preamble
Gross Asset Value	Section 3.1
GTE Limited Partner	Preamble
Indemnifying Partner	Section 5.1
Limited Partner	Preamble
Liquidating Events	Section 8.1
Losses	Section 3.1
Nonrecourse Deductions	Section 3.1
Objecting Partners	Section 8.2
Offer Notice	Section 6.2
Offer Period	Section 6.2
Offer Price	Section 6.2
Offered Interest	Section 6.2
Offereees	Preamble
Original Agreement	Preamble
Original Partners	Preamble
Original United Partners	Preamble
Parner Nonrecourse Deductions	Section 3.1
Partnership	Preamble
Partnership Committee	Section 4.6
Partnership Minimum Gain	Section 3.1
Partnership’s Accountant	Section 7.1
Percentage Interest	Section 3.2
Profits	Section 3.1

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Proprietary Information	Section 5.3
Purchase Offer	Section 6.2
Purchase Price	Section 8.2
Purchaser	Section 6.2
Purchasing Partner	Section 8.2
Regularions	Section 3.1
Regulatory Allocations	Section 3.5
Restated Agreement	Preamble
Selling Partner	Section 6.2
Selling Partner	Section 8.2
Transer	Section 6.1

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AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF US SPRINT COMMUNICATIONS COMPANY LIMITED PARTNERSHIP (the “Agreement”) among UTELCOM, INC., a Kansas corporation, having an office at 2330 Shawnee Mission Parkway, Westwood, Kansas, as limited partner (“UTELCOM”), SPRINT INTERNATIONAL COMMUNICATIONS CORPORATION, a Delaware corporation, having an office at 12490 Sunrise Valley Drive, Reston, Virginia, as limited partner (“SICC”), UCOM, INC., a Missouri corporation having an office at 2330 Shawnee Mission Parkway, Westwood, Kansas, as limited partner (“UCOM”) and US TELECOM, INC., a Kansas corporation, having an office at 2330 Shawnee Mission Parkway, Westwood, Kansas, as the general partner (the “General Partner”). UTELCOM, SICC, UCOM, and the General Partner hereinafter are sometimes referred to collectively as the “Partners” and individually as a “Partner.” UTELCOM, SICC and UCOM are sometimes referred to collectively as the “Limited Partners” and individually as a “Limited Partner.” UCOM and the General Partner hereinafter are sometimes collectively referred to as the “Original United Partners.”

W I T N E S S E T H:

WHEREAS, the General Partner and GTE Communications Services Incorporated, a Delaware corporation (the “GTE Limited Partner,” and together with the Original United Partners, the “Original Partners”) previously formed US Sprint Communications Company (the “General Partnership”) as a general partnership pursuant to that certain Partnership Agreement of US Sprint Communications Company ‘dated as of January 31, 1986 (the “Original Agreement”) and thereafter continued the General Partnership pursuant to that certain Amended and Restated Agreement of Partnership of US Sprint Communications Company dated as of July 1, 1986 (the “Restated Agreement”) and the First Amendment thereto dated as of July 20, 1988 (the “First Amendment”);

WHEREAS, the Original Partners, GTE Corporation, a New York corporation (“GTE”), United Telecommunications, Inc., a Kansas corporation (“United”), and the Partnership (as defined below), as successor to the General Partnership, are parties to a certain Acquisition Agreement dated as of July 20, 1988 as modified by an Agreement dated October 25, 1990 and as amended December 31, 1991 (the “Acquisition Agreement”), pursuant to which UCOM was assigned a portion of the GTE Limited Partner’s interest in the General Partnership;

WHEREAS, by agreement of the Original Partners, dated as of January 3, 1989, the General Partnership was converted into a limited partnership (the “Partnership”) under the laws of Delaware, including the Delaware Revised Uniform Limited Partnership Act (the “Act”) (such agreement hereinafter referred to as the “Original Limited Partnership Agreement”);

WHEREAS, in accordance with the Acquisition Agreement, UTELCOM has acquired all of the interest in the Partnership of the GTE Limited Partner (the “Final Acquisition”) and, in connection therewith, the Original Limited Partnership Agreement was amended on January 31, 1992 to reflect the withdrawal of the GTE Limited Partner (the “First Amendment to the Original Limited Partnership Agreement”);

WHEREAS, on February 1, 1992, the Partnership shall assume certain debt obligations of UTELCOM, and shall distribute to UTELCOM certain shares of stock of Private TransAtlantic Telecommunications System, Inc., a Delaware corporation (“PSI”), and Sprint International Incorporated, a Delaware corporation (“SI”); and

WHEREAS, subsequent to the distribution of the shares of stock of PSI and SI, SICC desires to transfer all of its right, title and interest in and to certain of its domestic assets to the Partnership on February 1, 1992 in exchange for a limited partner interest in the Partnership and the Partnership desires to accept the contribution of such domestic assets by SICC and desires to admit SICC as a limited partner of the Partnership on February 1, 1992;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein the Partners agree to amend and restate the Original Limited Partnership Agreement as amended by the First Amendment to the Original Limited Partnership Agreement as follows:

ARTICLE 1

THE PARTNERSHIP

Section 1.1.
Formation; Continuation as Limited Partnership.

The Partnership was formed by the Original Partners as a limited partnership under the Act. Pursuant to this Agreement, the Partners agree to continue the Partnership upon the terms and conditions set forth in this Agreement. The Partners agree to execute and cause to be filed any and all certificates and instruments, and shall take any and all other actions necessary or desirable, based on advice of counsel to the Partnership, under the laws of every state or jurisdiction where the Partnership is doing business on the date hereof to effect and evidence this amendment to the Agreement.

For the time period beginning on the date hereof, and ending upon the date set forth in Section 1.5 hereof, this Agreement shall completely supplant and supersede the Original Agreement, the Restated Agreement and the First Amendment thereto and the Original Limited Partnership Agreement and the First Amendment to the Original Limited Partnership Agreement. For purposes of this Agreement, the “Effective Date” shall be the Closing Date (as defined in the Acquisition Agreement).

Section 1.2.
Name.

The name of the Partnership is US Sprint Communications Company Limited Partnership. The General Partner may change the name of the Partnership upon ten days notice to the Limited Partners but the name of the Partnership must contain either the words Limited Partnership or the letters L.P. The Partnership shall use the marks or names “Sprint,” “US Sprint” or “Telenet” to identify the communications services to be provided by the Partnership or such other marks or names as the General Partner may determine.

Section 1.3.
Purpose.

The purpose and scope of the Partnership shall be to provide telecommunications and related services and products, and to engage in any and all activities related or incidental thereto. The purpose and scope of the Partnership shall not be extended by implication or otherwise, except by written agreement of the Partners.

Section 1.4.
Place of Business; Principal Office.

The Partnership shall maintain its principal place of business at metropolitan Kansas City, Missouri. The General Partner may change the principal place of business of the Partnership to any other place within the United States of America upon ten days notice to the Limited Partners.

Section 1.5.
Term.

The term of the Partnership shall continue until December 31, 2086, unless sooner wound up and liquidated in accordance with Article 8.

Section 1.6.
Title to Partnership Property.

All real, personal, tangible and intangible property owned by the Partnership shall be deemed owned by the Partnership as an entity, and no Partner, individually, shall have any ownership of such property. The Partnership may hold any of its assets in its own name or, with approval of the General Partner, in the name of a nominee or in the name of any Partner individually.

Section 1.7.
Filings.

(a)
The General Partner shall prepare, execute and file an amended Certificate of Limited Partnership (the “Certificate”) in the office of the Secretary of State of the State of Delaware in accordance with the provisions of the Act, as of the date hereof or as soon thereafter as is reasonably practicable. The General Partner shall take any and all other actions reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership under the laws of the State of Delaware, including such publishings as may be necessary or appropriate. The General Partner shall cause amendments to the Certificate to be filed whenever required by the Act.

(b)
The General Partner shall prepare, execute and cause to be filed original or amended certificates and shall take any and all other actions reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership and the limited liability of the Limited Partners under the laws of any other states or jurisdictions in which the Partnership engages in business including, without limitation, qualifying or registering as a foreign limited partnership in such other state or jurisdiction.

(c)
In addition to its obligations under paragraphs (a) and (b) of this Section 1.7, the General Partner shall prepare, execute and cause to be filed all certificates and documents necessary to enable the Partnership to do business in each state or jurisdiction in which, in the judgment of the General Partner, such qualification may be necessary or desirable and shall make all such filings, recordings, publishings and take such other actions with respect to the Partnership as may be necessary or appropriate from time to time in order to comply with all requirements for the operation of the Partnership as a limited partnership in any such state or jurisdiction.

ARTICLE 2

CAPITALIZATION

Section 2.1.
Capitalization Generally.

(a)
As of the date of the Final Acquisition, the Capital Account of UTELCOM shall equal the Capital Account of the GTE Limited Partner as determined immediately prior to the date of the Final Acquisition, and the Capital Account of each of the other Partners shall equal its Capital Account as it was immediately prior to the date of the Final Acquisition.

(b)
When SICC is admitted as a Limited Partner on February 1, 1992, its Capital Account shall equal the gross fair market value of the assets contributed (described on Exhibit A attached hereto) pursuant to Section 3.1(f)(i) hereof, reduced by any liabilities of SICC assumed or taken subject to by the Partnership.

Section 2.2.
Additional Capital Requirements of the Partnership.

The General Partner shall determine whether and to what extent the Partners shall contribute additional amounts to the capital of the Partnership. In the event the General Partner determines that an additional capital contribution (an “Additional Capital Contribution”) is necessary, the Partners may, but shall not be obligated to, make the Additional Capital Contribution in accordance with their Percentage Interests. Immediately after any such Additional Capital Contribution is made, the Percentage Interest of each Partner shall be adjusted pursuant to the procedure set forth in Sections 3.2(b) and 3.2(c) hereof.

Additional Capital Contributions shall be made on the date scheduled by the General Partner. Additional Capital Contributions shall be made in cash unless the Partners agree otherwise.

Section 2.3.
Withdrawal of Capital.

No Partner shall be entitled to withdraw any part of its Capital Account in the Partnership or to receive any distribution from the Partnership, except as specifically provided herein. No Partner shall be entitled to demand any property from the Partnership other than cash.

Section 2.4.
No Interest.

No interest shall be paid on capital contributions or on the balances in the Partners’ Capital Accounts.

Section 2.5.
Loans from Partners.

Any Partner or Affiliate of a Partner may, with the consent of the General Partner, lend or advance money to the Partnership. If a Partner or Affiliate of a Partner makes a loan or loans to the Partnership or advances money on its behalf, the amount of any such loan or advance shall not be treated as a contribution to the capital of the Partnership but shall be a debt due from the Partnership. The amount of any loan or advance made by a Partner or Affiliate of a Partner shall be repayable upon such taints and conditions as may be agreed to by the General Partner and the lending Partner or Affiliate, and shall bear interest at a rate comparable to that charged in an arm’s-length third party transaction. As used in this Agreement, an “Affiliate” of any person or company shall mean any entity which, directly or indirectly, controls or is controlled by that person or company, or is under common control with that person or company; and “control” (including, with correlative meaning, the teams “controlled by” and “under common control with”), as used with respect to any entity or person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity or person, whether through the ownership of voting securities, by contract or otherwise.

ARTICLE 3

ALLOCATIONS AND DISTRIBUTIONS

Section 3.1.
Definitions.

(a)
“Adjusted Limited Partner Capital Account Deficit” means, with respect to each Limited Partner, the deficit balance, if any, in such Limited Partner’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(i)
Credit to such Capital Account any amounts which such Limited Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentence of Regulations Section 1.704-2(g)(1); and

(ii)
Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of Adjusted Limited Partner Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

(b)
“Capital Account” means, with respect to any Partner, the Capital Account of such Partner on the date of the Final Acquisition as set forth in Section 2.1 and as maintained for such Partner in accordance with the following provisions:

(i)
To each Partner’s Capital Account there shall be credited such Partner’s Capital Contributions, such Partner’s distributive share of Profits, and any items in the nature of income or gain that are specially allocated pursuant to Section 3.2 hereof, and the amount of any Partnership liabilities that are assumed by such Partner or secured by any Partnership property distributed to such Partner.

(ii)
To each Partner’s Capital Account there shall ‘be debited the amount of cash and the Gross Asset Value of any Partnership property distributed to such Partner pursuant to any provision of this Agreement, such Partner’s distributive share of Losses, and any items in the nature of deductions or losses that are specially allocated pursuant to Section 3.5 hereof, and the amount of any liabilities of such Partner assumed by the Partnership or secured by any property contributed by such Partner to the Partnership.

(iii)
In the event any interest in the Partnership is transferred in accordance with the teams of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent such Capital Account related to the transferred interest.

(iv)
In determining the amount of any liability for purposes of Sections 3.1(b)(i) and 3.1(b)(ii) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(v)
The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such intent. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Partnership or the Partners), are computed in order to comply with such Regulations, the General Partner may make such modifications provided that it is not likely to have a material effect on the amounts distributable to any Partner pursuant to Section 8.5 hereof upon the dissolution of the Partnership. The General Partner also shall (A) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes in accordance with Regulations Section 1.704-1(b)(2)(iv)(g), and (B) make any appropriate modifications in the event unanticipated events (for example, the acquisition by the Partnership of oil or gas properties) might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

(c)
“Capital Contribution” means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Partnership with respect to the interest in the Partnership held by such Partner. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Partnership by the maker of the note shall not be included in the Capital Contribution of any Partner until the Partnership makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2).

(d)
“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law, including effective date and transition rules whether or not codified).

(e)
“Depreciation” means, with respect to any Partnership asset for each fiscal year or other period of the Partnership, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to such asset for such year or other period, except that, if the Gross Asset Value of such asset at the beginning of such year or other period differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation for such year or other period shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period is zero, Depreciation for such year or other period shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

(f)
“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)
The initial Gross Asset Value of any asset contributed by a Partner to the Partnership, to the extent permitted by the General Partner, shall be the gross fair market value of such asset, as determined in accordance with Regulations Section 1.704-1(b);

(ii)
The Gross Asset Value of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner as of the following times: (A) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution or the distribution by the Partnership to a Partner of more than a de minimis amount of cash or Partnership property as consideration for an interest in the Partnership, in each case if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership; and (B) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

(iii)
The Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset determined in accordance with the procedures contained in Section 8.5 on the date of distribution; and

(iv)
The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and Section 3.5(f) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this Section 3.1(f)(iv) to the extent that the General Partner determines that an adjustment pursuant to Section 3.1(f)(ii) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 3.1(f)(iv).

If the Gross Asset Value of any asset has been determined or adjusted pursuant to Sections 3.1(f)(i), 3.1(f)(ii) or 3.1(f)(iv) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

(g)
“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(c).

(h)
“Partner Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i).

(i)
“Partnership Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(d).

(j)
“Profits” and “Losses” means, for each fiscal year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)
Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(ii)
Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

(iii)
In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to Sections 3.1(f)(ii) or 3.1(f)(iii) hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv)
Gain or loss resulting from any disposition of Partnership assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v)
In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the definition of Depreciation in Section 3.1(e) hereof; and

(vi)
Notwithstanding any other provision of this definition of Profits and Losses, any items that are specially allocated pursuant to Section 3.5 hereof shall not be taken into account in computing Profits or Losses.

(k)
“Regulations” means the Income Tax Regulations promulgated under the Code, as such Regulations may be amended from time to time (including corresponding provisions of succeeding Regulations).

Section 3.2.
Percentage Interests of the Partners.

(a)
The initial interest of each Partner in the Partnership (the “Percentage Interest”), without taking into account the contribution of assets by SICC and its admission as a Limited Partner on February 1, 1992, shall be 50% for the General Partner, 30.1% for UCOM and 19.9% for UTELCOM.

(b)
Immediately prior to the distribution described in Section 3.3(a) hereof, the value of all Partnership assets shall be adjusted to equal their Gross Asset Value pursuant to Section 3.1(f)(ii) hereof. The Partners agree to allocate Profits and Losses among the Partners at such time under the “interim closing of the books” method of Regulations Section 1.706-1(c). The Partners agree that the Gross Asset Value of all Partnership assets less liabilities of the Partnership (“Net Value”) as of the date of such distribution is $6,000,000,000, and the Capital Account of each Partner shall be adjusted to reflect such Net Value. As a result of the distribution described in Section 3.3(a) hereof, the Capital Account of UTELCOM shall be reduced by an amount equal to $955,000,000 and shall have an adjusted value of $254,000,000. The Partners agree that the Net Value of the Partnership immediately following the distribution described in Section 3.3(a) hereof shall equal $5,045,000,000, and the value of the Capital Account of each Partner shall be $3,034,542,000 for the General Partner, $1,756,459,000 for UCOM and $254,000,000 for UTELCOM. Accordingly, the Percentage Interest of each Partner shall be adjusted and shall be 60.15% for the General Partner, 34.82% for UCOM and 5.03% for UTELCOM.

(c)
The Percentage Interest of each Partner shall be subject to further adjustment to take into account the admission of a Partner to the Partnership pursuant to the terms of this Agreement, including an admission with respect to the sale or assignment of a portion of a Partner’s interest in the Partnership pursuant to Article 6 or 8 of this Agreement. All such adjustments shall be made following the procedure set forth in Section 3.2(b) hereof. In particular, the Capital Account and Percentage Interest of each Partner following the admission of SICC on February 1, 1992 shall be as follows (subject to further adjustment in the event that the Capital Contribution of SICC is adjusted pursuant to Section 2.03 of the Contribution Agreement, dated February 1, 1992, between SICC and the Partnership):

	Capital Account	Percentage Interest
General Partner	$3,034,542,000	58.98%
UTELCOM	$254,000,000	4.94%
UCOM	$1,756,459,000	34.14%
SICC	$100,000,000	1.94%

Except as otherwise provided herein, all allocations and distributions made to the Partners pursuant to this Article 3 shall be divided between them in proportion to their respective Percentage Interests.

Section 3.3.
Distributions.

(a)
On February 1, 1992, the Partners agree that the Partnership (i) shall assume $530 million in debt of UTELCOM (described in that certain Assignment, dated January 31, 1992, between United and UTELCOM) pursuant to that certain Assumption Agreement, dated February 1, 1992, between UTELCOM and the Partnership, and (ii) shall distribute to UTELCOM 1,333 1/3 shares of stock of PSI with a value of $175,000,000 and 1,000 shares of stock of SI with a value of $250,000,000.

(b)
Except as otherwise agreed to by all of the Partners, distributions pursuant to this Section 3.3(b) shall be made in cash. Distributions in connection with the winding up and liquidation of the Partnership are governed by Section 8.5. Except as otherwise provided in Sections 3.3(a) and 8.5 hereof, distributions shall be made at such times and in such amounts as the General Partner shall decide, to each of the Partners in accordance with their Percentage Interests as of the date of each distribution.

Section 3.4.
Allocation of Profit and Loss.

(a)
Profits. After giving effect to the special allocations set forth in Section 3.5 hereof, Profits for any fiscal year or other period shall be allocated in the following order and priority:

(i)
First, 100% to the Original United Partners until the cumulative Profits allocated pursuant to this Section 3.4(a)(i) for the current and all prior fiscal years are equal to the cumulative Losses allocated pursuant to Section 3.4(b)(ii) hereof for all prior fiscal years; and

(ii)
The balance, if any, among the Partners in accordance with their Percentage Interests.

(b)
Losses. After giving effect to the special allocations set forth in Section 3.5 hereof, Losses for any fiscal year or other period shall be allocated as set forth in Section 3.4(b)(i) below, subject to the limitations in Sections 3.4(b)(ii) and 3.4(b)(iii) below.

(i)
Losses shall be allocated among the Partners in accordance with their Percentage Interests.

(ii)
Losses allocated pursuant to Section 3.4(b)(i) hereof shall not exceed the maximum amount of Losses that can be so allocated without causing the total Losses allocated to UTELCOM (and its predecessor in interest, the GTE Limited Partner) pursuant to Section 3.4(b)(i) for such year and all prior fiscal years beginning after December 31, 1988 in excess of the total Profits (which, pursuant to Section 3.1(j)(vi), does not include any items that are specially allocated pursuant to Section 3.5 hereof) allocated to UTELCOM (and its predecessor in interest, the GTE Limited Partner) pursuant to Section 3.4(a) for such year and all prior fiscal years beginning after December 31, 1988 to exceed the sum of $75,000,000 plus the amount of GTE Special Contributions made under Sections 2.2(a), (b) and (d) of the Original Limited Partnership Agreement. All Losses in excess of the limitation set forth in this Section 3.4(b)(ii) shall be allocated to the Original United Partners.

(iii)
Losses allocated pursuant to Sections 3.4(b)(i) and 3.4(b)(ii) hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any Limited Partner to have an Adjusted Limited Partner Capital Account Deficit at the end of any fiscal year (or portion thereof). All Losses in excess of the limitations set forth in this Section 3.4(b)(iii) shall be allocated to the General Partner.

Section 3.5.
Special Allocations.

The following special allocations shall, except as otherwise provided, be made in the following order:

(a)
Minimum Gain Chargeback. Notwithstanding any other provision of this Article 3, if there is a net decrease in Partnership Minimum Gain during any fiscal year or other period which triggers the Minimum Gain Chargeback requirement of Regulations Section 1.704-2(f), each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain as determined pursuant to Regulations Section 1.704-2(g)(2). This Section 3.5(a) is intended to comply with the provisions of Regulations Section 1.704-2 and shall be interpreted consistently therewith.

(b)
Qualified Income Offset. In the event any Limited Partner unexpectedly receives any adjustments, allocations, or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Partnership income and gain shall be specially allocated to each such Limited Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Limited Partner Capital Account Deficit of such Limited Partner as quickly as possible, provided that an allocation pursuant to this Section 3.5(b) shall be made only if and to the extent that such Limited Partner would have an Adjusted Limited Partner Capital Account Deficit after all other allocations provided for in this Article 3 have been tentatively made as if this Section 3.5(b) were not in the Agreement.

(c)
Gross Income Allocation. In the event any Limited Partner has a deficit Capital Account at the end of any Partnership fiscal year (or portion thereof) which is in excess of the sum of (i) the amount such Limited Partner is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Limited Partner is deemed to be obligated to restore pursuant to Regulations Section 1.704-2(g)(1), each such Limited Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3.5(c) shall be made only if and to the extent that such Limited Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 3 have been made as if Section 3.5(b) hereof and this Section 3.5(c) were not in the Agreement.

(d)
Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other period shall be allocated among the Partners according to their Percentage Interests.

(e)
Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any fiscal year or other period shall be allocated to the Partner that bears the risk of loss with respect to the loan to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i).

(f)
Code Section 754 Adjustments. To the extent adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

(g)
Section 38 Property Loss. Any reduction pursuant to Code Section 50(c)(1) or 50(c)(3) in the tax basis (or cost) of any Section 38 property that has been placed in service by the Partnership shall be allocated among the Partners (as an item in the nature of deduction or loss) in the same proportions as the basis (or cost) of such property is allocated pursuant to Regulations Section 1.46-3(f)(2)(i).

(h)
Section 38 Property Gain. Any increase pursuant to Code Section 50(c)(2) in the adjusted tax basis of any Section 38 property that has been placed in service by the Partnership shall be allocated among the Partners (as an item in the nature of income or gain) in the same proportions as the investment tax credit with respect to such property is recaptured by the Partners pursuant to Regulations Section 1.47-6.

(i)
Curative Allocations. The allocations set forth in Sections 3.4(b)(iii), 3.5(a), 3.5(b), 3.5(c), 3.5(d), 3.5(e) and 3.5(f) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1 and 1.704-2. Notwithstanding any other provision of this Article 3 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other Profits, Losses and items of income, gain, loss and deduction among the Partners so that, to the extent possible, the net amount of such allocations of other Profits, Losses and other items and the Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Regulatory Allocations had not occurred. Notwithstanding the preceding sentence, Regulatory Allocations relating to (i) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a reduction in Partnership Minimum Gain, and (ii) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a reduction in partner nonrecourse debt minimum gain (as defined in Regulations Section 1.704-2(i)(2)).

Section 3.6.
Other Allocation Rules.

(a)
Except as otherwise provided in Section 3.2(b) hereof, for purposes of determining items of Partnership income, gain, loss, or deduction or any other items allocable to any fiscal year or other period, such items shall be determined on a daily, monthly, or other basis, as determined by the General Partner, using any permissible method under Code Section 706 and the Regulations thereunder.

(b)
The basis (or cost) of, or qualified investment in, any Code Section 38 property placed in service by the Partnership shall be allocated among the Partners in accordance with Regulations Section 1.46-3(f)(2)(i). All tax credits (other than the investment tax credit) shall be allocated among the Partners in accordance with applicable law.

(c)
In the event Partnership Code Section 38 property is disposed of during any fiscal year, Profits for such taxable year (and, to the extent such Profits are insufficient, Profits for subsequent fiscal years) in an amount equal to the excess, if any, of (i) the reduction in the adjusted tax basis (or cost) of such property pursuant to Code Section 50(c), over (ii) any increase in the adjusted tax basis of such property pursuant to Code Section 50(c) caused by the disposition of such property, shall be excluded from the Profits allocated pursuant to hereof and shall instead be allocated among the Partners in proportion to their respective shares of such excess, determined pursuant to Sections 3.5(g) and 3.5(h) hereof. In the event that more than one item of such property is disposed of by the Partnership, the foregoing sentence shall apply to such items in the order in which they are disposed of by the Partnership, so that Profits equal to the entire amount of such excess with respect to the first such property disposed of shall be allocated prior to any allocations with respect to the second such property disposed of, etc.

(d)
To the extent that any allocation of income or gain made pursuant to this Agreement includes the allocation of an item of income or gain that is recaptured as ordinary income under Code Section 1245 or 1250, such ordinary income shall be allocated to the Partners who received the allocation of the depreciation or cost recovery deductions that generated the ordinary income recapture in proportion to their shares of such deductions, provided that such allocation of ordinary income shall be limited to the amount of Profits (and other items of income and gain) allocated to such Partner for the period to which such allocation relates.

Section 3.7.
Tax Allocations: Code Section 704(c).

(a)
In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with Section 3.1(f)(i) hereof).

(b)
In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to Section 3.1(f)(ii) hereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall, solely for tax purposes, take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

(c)
Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 3.7 are solely for purposes of Federal, state and local taxes and shall not affect, or in any way be taken into account in computing, Profits, Losses, credits or debits to any Partner’s Capital Account or share of items of income, gain, loss, or deduction or distributions pursuant to any provision of this Agreement.

Section 3.8.
Allocation of Tax Credits.

All investment tax credits earned by the Partnership pursuant to Section 38 of the Code, or any successor provision thereto, shall be allocated to the Partners in accordance with their interests in Partnership Profits, as of the time that the property with respect to which such credits are earned is placed in service in accordance with Regulations Section 1.46-3(f)(2)(i).

Section 3.9.
No Other Compensation.

No Partner shall be entitled to any payment or compensation for the performance of its obligations under this Agreement except as expressly provided herein.

ARTICLE 4

MANAGEMENT

Section 4.1.
Authority of the General Partner.

Except as otherwise provided in this Agreement, including but not limited to Section 4.3, the General Partner shall have the sole and exclusive right to manage the business of the Partnership and shall have all of the rights and powers which may be possessed by general partners under the Act, as modified by this Agreement, including, without limitation, the right and power to:

(a)
acquire, purchase, lease, operate, maintain, finance, improve, construct, own, grant options with respect to, sell, convey, assign, mortgage and lease any real or personal, tangible or intangible property that the General Partner deems necessary, beneficial, convenient or incidental to the purposes of the Partnership;

(b)
borrow money, incur liabilities, prepay in whole or in part, refinance, increase, modify, renew or extend any liabilities that the General Partner deems necessary, beneficial, convenient or incidental to the purposes of the Partnership;

(c)
execute any and all agreements, contracts, documents, certifications, deeds, leases, mortgages, liens, security interests, deeds of trust, promissory notes, evidences of indebtedness, bills of sale, contracts or other instruments that the General Partner deems necessary, beneficial, convenient or incidental to the purposes of the Partnership;

(d)
purchase contracts of liability, casualty or other insurance that the General Partner deems advisable for the protection of the property or affairs of the Partnership, the General Partner, and the other persons specified in Section 4.6(f) hereof;

(e)
contract on behalf of the Partnership for the employment and services of employees and/or independent contractors, such as lawyers and accountants, for both routine and non-routine matters, and delegate to such persons the duty to manage or supervise any of the assets or operations of the Partnership, and dismiss such persons;

(f)
establish, maintain and supervise the deposit of any monies or securities of the Partnership with such banks, trust companies or other institutions as selected by the General Partner, in accounts in the name of the Partnership with such institutions, and to draw checks upon and otherwise withdraw sums from such accounts;

(g)
pay all taxes, licenses or assessments of whatever kind or nature imposed upon or against the Partnership and for such purposes make such returns for federal, state, local and foreign tax purposes;

(h)
confess a judgment against the Partnership, institute, prosecute, defend, settle, compromise and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Partnership or the Partners in connection with activities arising out of, connected with or incidental to this Agreement, all as the General Partner deems advisable, and to engage counsel or others in connection therewith;

(i)
incorporate, merge, consolidate, or otherwise reorganize the Partnership, on such terms as the General Partner, in its sole and absolute discretion, shall determine, provided that any successor to the Partnership shall execute and deliver such instruments as may be necessary or advisable to assume all the obligations of the Partnership to UTELCOM and SICC;

(j)
admit additional partners to the Partnership, subject to the provisions of Sections 3.2 and 4.3(c), and otherwise on such terms and conditions as the General Partner, in its sole and absolute discretion, shall determine; and

(k)
engage in any activity, and take, or refrain from taking, all actions, not expressly proscribed or limited by this Agreement as the General Partner deems necessary, beneficial, convenient or incidental to the purposes of the Partnership, as may be lawfully carried on or performed by a partnership under the laws of each state in which the Partnership is then formed or qualified.

If the General Partner, in exercising its authority to incorporate, merge, consolidate or otherwise reorganize the Partnership (other than in connection with a bankruptcy or other action principally for the protection of creditors), causes the Partnership to become an entity other than a limited partnership, the General Partner shall indemnify UTELCOM and SICC against any loss, expense (including attorneys’ fees), damages or injury (including any loss of tax benefits) suffered or sustained by it arising out of or in connection with such action.

Section 4.2.
Duties and Obligations of General Partner.

(a)
The General Partner shall take all actions which it considers necessary or appropriate for the accomplishment of the Partnership’s purposes, in accordance with the provisions of this Agreement and applicable laws and regulations.

(b)
The General Partner shall devote to the Partnership such time as may be necessary for the proper performance of all duties hereunder, but the General Partner shall not be required to devote full time to the performance of such duties.

Section 4.3.
Restrictions on Authority of General Partner.

Without the unanimous consent of the Limited Partners, the General Partner shall have no authority to:

(a)
do any act in contravention of the Certificate or this Agreement;

(b)
amend this Agreement;

(c)
admit a person as a general partner;

(d)
sell or otherwise dispose of at one time or in a series of transactions all or substantially all of the Partnership’s property, except for a sale of Partnership property in connection with the winding up and liquidation of the Partnership;

(e)
acquire any property, other than in the ordinary course of the Partnership’s business, or the stock or other equity interests in any entity, or merge or consolidate the Partnership with an entity, if the result of such acquisition, merger or consolidation would cause the Partnership to have acquired, in any fiscal year of the Partnership, assets with a Gross Asset Value in excess of 33 1/3% of the Gross Asset Value of the Partnership’s assets, determined at the time of the acquisition, merger, or consolidation, computed in accordance with generally accepted accounting principles (for purposes of this paragraph (e), the Gross Asset Value of the assets of an entity whose stock or other equity interests are being acquired or with which the Partnership is merging or consolidating shall be deemed to have been acquired by the Partnership);

(f)
dissolve the Partnership, except as provided in Section 8.1 or, subject to Section 4.3(e) and the last sentence of Section 4.1, in connection with an event described in Section 4.1(i).

Section 4.4.
Right to Rely on General Partner.

Any person dealing with the Partnership may rely (without duty of further inquiry) upon a certificate signed by the General Partner as to:

(a)
the identity of the General Partner or the Limited Partners;

(b)
the existence or nonexistence of any fact or facts which constitute a condition precedent to acts by the General Partner or which are in any other manner germane to the affairs of the Partnership;

(c)
the persons who are authorized to execute and deliver any instrument or document of the Partnership; or

(d)
any act or failure to act by the Partnership or any other matter whatsoever involving the Partnership or any Partner.

Section 4.5.
Rights and Powers of Limited Partners.

Except with respect to the right of the Limited Partners to consent on the matters expressly set forth in this Agreement, the Limited Partners shall have no right or power to take part in the management or control of the Partnership or its business and affairs or to act for or bind the Partnership in any way.

Section 4.6.
Indemnification of Certain Persons.

(a)
Subject to paragraph (c) of this Section 4.6, the Partnership shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Partnership) by reason of the fact that he was a member of the Partnership Committee (as defined in the Restated Agreement) or is or was an officer of the Partnership, or is or was serving at the request of the Partnership as a director, partner or officer of Another Enterprise (as defined in paragraph (c) of this Section 4.6), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Partnership, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(b)
Subject to paragraph (c) of this Section 4.6, the Partnership shall indemnify and hold harmless any person who was or is a party or is to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, by or in the right of the Partnership to procure a judgment in its favor by reason of the fact that he was a member of the Partnership Committee (as defined in the Restated Agreement) or is or was an officer of the Partnership, or is or was serving at the request of the Partnership as a director, partner or officer of Another Enterprise (as defined in paragraph (c) of this Section 4.6), against expenses (including attorneys’ fees) reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner that he reasonably believed to ‘be in or not opposed to the best interests of the Partnership, provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Partnership.

(c)
Any indemnification under this Section 4.6 shall be made by the Partnership only as authorized in the specific case by the General Partner upon a determination that indemnification of the member of the Partnership Committee, director, partner or officer is proper in the circumstances because the applicable standard of conduct set forth in paragraph (a) or (b) of this Section 4.6 (as the case may be) has been met. In this regard, a person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Partnership, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the Partnership or Another Enterprise, or on information supplied to him by the officers of the Partnership or Another Enterprise in the course of their duties, or on the advice of legal counsel for the Partnership or Another Enterprise or on information or records given or reports made to the Partnership or Another Enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Partnership or Another Enterprise; provided, however, that such person shall not be deemed to have acted in good faith if he had knowledge concerning the action in question that would cause his reliance to be unwarranted. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Partnership, or, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful. To the extent, however, that a member of the Partnership Committee, director, partner or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case. The term “Another Enterprise” as used in this Section 4.6 shall mean any other partnership or any corporation, joint venture, trust or other enterprise of which a person is or was serving at the request of the Partnership as a director, partner, officer, employee or agent. The provisions of this paragraph (c) shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in paragraphs (a) or (b) of this Section 4.6.

(d)
The General Partner may decide in a specific case to have the Partnership pay expenses incurred in defending or investigating a threatened or pending action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the member of the Partnership Committee, director, partner or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Partnership as authorized in this Section 4.6.

(e)
The indemnification and advancement of expenses provided in this Section 4.6 shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled under any agreement or contract or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, it being the policy of the Partnership that indemnification of the persons specified in paragraphs (a) and (b) of this Section 4.6 shall be made to the fullest extent that would be permitted by the Delaware General Corporation Law if such person were an officer or director of a Delaware corporation. The indemnification and advancement of expenses provided by this Section 4.6 shall continue as to a person who has ceased to be a member of the Partnership Committee, director, partner or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

(f)
In the discretion of the General Partner, the Partnership may purchase and maintain insurance on behalf of any person who was a member of the Partnership Committee, or an officer, employee or agent of the Partnership, is or was serving at the request of the Partnership as a director, partner, officer, employee or agent of Another Enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Partnership would have the power or the obligation to indemnify such person against such liability under the provisions of this Section 4.6. Notwithstanding the preceding sentence, the Partnership shall maintain insurance on the members of the Partnership Committee who represented the GTE Limited Partner prior to the Effective Date in an amount and upon such teams as are consistent with the past practices of the Partnership for the five-year period following the Effective Date, provided, however, that the Partnership’s annual premium for such insurance shall not exceed $400,000.

ARTICLE 5

PARTNER INDEMNIFICATION AND OTHER VENTURES

Section 5.1.
Indemnification.

(a)
Each Partner (the “Indemnifying Partner”) shall indemnify and hold harmless the Partnership and the other Partners from and against any loss, expense (including attorneys’ fees), damage or injury suffered or sustained by the Partnership or any other Partner resulting directly or indirectly from any act or omission by the Indemnifying Partner if (i) such act or omission constitutes fraud or gross negligence, or (ii) such act or omission is not within the scope of the authority of such Partner under this Agreement or is in contravention of this Agreement.

(b)
The Partnership, its receiver or its trustee, shall indemnify and hold harmless the General Partner from and against any judgment, claim, loss, expense (including attorneys’ fees), damage or injury suffered or sustained by reason of any act or omission by the General Partner in connection with the business of the Partnership, or in defending any action based upon any such act or omission (including a derivative action by another Partner), unless such act or omission constitutes fraud or negligence or is outside the scope of the General Partner’s authority under this Agreement or is in contravention of this Agreement.

Section 5.2.
Other Ventures.

Nothing in this Agreement or the relationship between the Partners shall be construed to mean that the Partners cannot compete with the Partnership. The Partners and their Affiliates shall have no obligation to offer any investment or business opportunity to, or have any investment or business opportunity approved by, the Partnership.

Section 5.3.
Proprietary Information.

All information, including but not limited to specifications, microfilm, photocopies, disk files, magnetic tapes, drawings, sketches, models, samples, tools, technical information, data, employee records, maps, customer information, financial reports, and market data, developed, created or otherwise acquired by the information (“Proprietary Information”) and furnished to or obtained by a Partner or any Affiliate of a Partner from the Partnership, whether written or oral or in other form, shall remain the Partnership’s property. Each Partner shall refrain from, and shall cause each of its Affiliates to refrain from, using Proprietary Information for commercial purposes unrelated to the Partnership’s business or disclosing Proprietary Information to any other party (other than its employees, attorneys, accountants and advisers), unless such disclosure is required for governmental filings or in any judicial or administrative proceeding (and then only after notice of the requirement for such disclosure is given to the other Partners, if possible, and the Partner subject to such requirement cooperates as the other Partners may reasonably request in resisting such disclosure). No obligation hereunder shall apply to any Proprietary Information that was previously known to the receiving Partner free of any obligation to keep it confidential or has been or is subsequently made public by the Partnership or another party other than the receiving Partner or any of its Affiliates. The Partners shall, and shall cause their Affiliates to, use their best efforts to cause their respective representatives, employees, attorneys, accountants and advisers to whom information is disclosed pursuant to this Section 5.3 to comply with the provisions of this Section 5.3.

Section 5.4.
Transactions Involving Partners and Affiliates of Partners.

The services or facilities of any Partner (and of an Affiliate of any Partner) may be employed or used by the Partnership and any Partner (or an Affiliate of any Partner) may otherwise deal with the Partnership (whether as a buyer, seller, lessor, lessee, manager, agent, furnisher of services or otherwise) and may receive from the Partnership any compensation, price, fee, commission or other payment therefor and neither the Partnership nor any of the Partners shall have, as a consequence of the partnership relationship created hereby or otherwise, any rights in or to any income, profits or other benefits derived from such employment, use or other transactions or relationships; provided, however, that any such use, employment or other transaction or relationship must be approved by the General Partner, and must be on terms no less favorable to the Partnership than the terms that would have resulted if the transaction had been at arm’s-length.

ARTICLE 6

TRANSFER OF PARTNERSHIP INTERESTS

Section 6.1.
Transfer of Partnership Interests.

(a)
Except as otherwise provided in Section 6.2, no Limited Partner shall have the right or power, directly or indirectly, to sell, assign, transfer, give, hypothecate, pledge, encumber, or otherwise dispose of all or any portion of its interest in the Partnership, or withdraw from the Partnership, whether voluntarily or by operation of law (collectively referred to herein as a “Transfer” of an interest in the Partnership), without the prior written consent of the General Partner, and any attempt to do any of the foregoing without such consent shall be void.

(b)
In the event a Limited Partner effects or purports to effect a Transfer of all or any portion of its interest in the Partnership without the prior written consent of the General Partner, then in addition to any other rights it may have, the General Partner (or its designated Affiliate) shall thereafter have the option of purchasing, in whole or in part, such Limited Partner’s interest in the Partnership at the price and upon the other terms specified in Section 6.2 hereof or Section 8.2 hereof, as appropriate.

(c)
Except as otherwise provided in Section 6.2, no permitted Transfer or purported Transfer of all or any portion of any interest in the Partnership by a Limited Partner shall effect a release of such Limited Partner from its obligations hereunder without an express written release from such liability being delivered to such Limited Partner by the General Partner.

(d)
Subject to Section 4.3(c), the General Partner shall have the right and power to Transfer all or any part of its interest in the Partnership, without the consent of any Limited Partner, provided, however, that no Transfer by the General Partner shall result, by itself or when combined with other prior Transfers of interests in the Partnership, in a termination of the Partnership for federal income tax purposes. The General Partner shall have the right and power to convert all or any part of its general partner interest in the Partnership into a limited partner interest in the Partnership without the consent of any Limited Partner, provided such conversion does not jeopardize the limited partnership status of the Partnership.

Section 6.2.
Right of First Refusal.

In addition to the other limitations and restrictions set forth in this Article 6, no Limited Partner shall Transfer all or any portion of its interest in the Partnership (the “Offered Interest”) unless such Limited Partner (the “Selling Partner”) first offers to sell the Offered Interest pursuant to the terms of this Section 6.2.

(a)
Limitation on Transfers. No Transfer may be made under this Section 6.2 unless the Selling Partner has received a bona fide written offer (the “Purchase Offer”) from the proposed transferee of the Offered Interest (the “Purchaser”) to purchase the Offered Interest for a purchase price (the “Offer Price”) denominated and payable in United States dollars at closing, which offer shall be in writing signed by the Purchaser and shall be irrevocable for a period ending no sooner than the day following the end of the Offer Period, as hereinafter defined.

(b)
Offer Notice. Prior to making any Transfer that is subject to the terms of this Section 6.2, the Selling Partner shall give to the Partnership and each other Partner written notice (the “Offer Notice”) which shall include the following: (1) the identity of the Purchaser; (2) a copy of the Purchase Offer; (3) a statement signed by the Purchaser to the effect that, upon purchase of the Offered Interest, the Purchaser agrees to become a Partner, to be bound by all the terms and conditions of the Agreement, as a Partner with respect to the Offered Interest, and to execute such documents and instruments as the General Partner deems necessary or appropriate to confirm such agreements; and (4) an offer (the “First Offer”) to sell the Offered Interest to the other Partners (the “Offerees”) for the Offer Price, payable according to the same terms as (or more favorable teams than) those contained in the Purchase Offer, provided that the First Offer shall be made without regard to the requirement of any earnest money or similar deposit required of the Purchaser prior to closing.

(c)
Offer Period. The First Offer shall be irrevocable for a period (the “Offer Period”) ending at 11:59 P.M., local time at the Partnership’s principal office, on the ninetieth day following the day the Offer Notice is given.

(d)
Acceptance of First Offer. At any time during the first sixty days of the Offer Period, any Offeree may accept the First Offer as to that portion of the Offered Interest that corresponds to its Percentage Interest by giving written notice of such acceptance to the Selling Partner and the General Partner. At any time after the sixtieth day of the Offer Period, the General Partner may accept the First Offer as to any portion of the Offered Interest that has not been previously accepted by giving written notice of such acceptance to the Selling Partner. In the event that Offerees (“Accepting Offerees”), in the aggregate, accept the First Offer with respect to all of the Offered Interest, the First Offer shall be deemed to be accepted. If Offerees do not accept the First Offer as to all of the Offered Interest during the Offer Period, the First Offer shall be deemed to be rejected in its entirety.

(e)
Closing of Purchase Pursuant to First Offer. In the event that the First Offer is accepted, the closing of the sale of the Offered Interest shall take place within thirty days after the First Offer is accepted or, if later, the date of closing set forth in the Purchase Offer at such place as mutually agreed to by the Selling Partner and the Accepting Offerees. The Selling Partner and all Accepting Offerees shall execute such documents and instruments as may be necessary or appropriate to effect the sale of the Offered Interest pursuant to the terms of the First Offer and this Article 6.

(f)
Sale Pursuant to Purchase Offer If First Offer Rejected. If the First Offer is not accepted in the manner hereinabove provided, the Selling Partner may sell the Offered Interest to the Purchaser at any time within ninety days after the last day of the Offer Period, provided that such sale shall be made on terms no more favorable to the Purchaser than the terms contained in the Purchase Offer and provided further that such sale complies with other terms, conditions, and restrictions of this Agreement that are applicable to sales of interests and are not expressly made inapplicable to sales occurring under this Section 6.2. In the event that the Offered Interest is not sold in accordance with the terms of the preceding sentence, the Offered Interest shall again become subject to all of the conditions and restrictions of this Section 6.2.

(g)
Minimum Net Worth Requirement. In the case of a Purchaser of a general partner interest, as of the date of any Purchase Offer, the Minimum Net Worth Requirement of the Purchaser shall be satisfied if the Purchaser’s net worth is equal to $100,000,000.

ARTICLE 7

ACCOUNTING, TAX AND FISCAL MATTERS

Section 7.1.
Books of Account.

The Partnership shall keep full and accurate books of account of the Partnership. A set of books shall be kept in accordance with generally accepted accounting principles. Any Limited Partner may, at the expense of the Partnership, request audited annual financial statements prepared in accordance with generally accepted accounting principles, showing the financial position of the Partnership at the end of such fiscal year and the results of its operations for such fiscal year. If such audited financial statements are requested, such financial statements, together with the auditors’ report, shall be mailed to each Partner when available, but not later than 120 days after the end of such fiscal year. As soon as reasonably practicable after the end of each fiscal year of the Partnership, each Partner shall be furnished with Internal Revenue Service Form K-1 and such other information as shall be necessary to enable such Partner to prepare its income tax returns. All questions of accounting shall be determined by the General Partner.

Section 7.2.
Tax Matters.

(a)
The General Partner is hereby designated the “tax matters partner,” as referred to in Section 6231(a)(7)(A) of the Code, and shall manage administrative tax proceedings conducted at the Partnership level by the Internal Revenue Service with respect to Partnership matters and similar proceedings conducted by other taxing authorities. Except as otherwise provided in that certain letter agreement, dated January 31, 1992, between the Original Partners and the Partnership, the General Partner shall have sole discretion to represent the Partnership and Partners before taxing authorities or courts of competent jurisdiction in tax matters affecting the Partnership and Partners in their capacity as Partners, and to approve, conduct, negotiate and execute any agreements, settlements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Partners with respect to such tax matters or otherwise affect the rights of the Partnership and Partners. Expenses of administrative proceedings and of litigation of Partnership tax issues that are approved by the General Partner shall be paid by the Partnership.

(b)
The General Partner shall have sole discretion to make any and all elections including, without limitation, any election permitted by law (i) to adjust the basis of Partnership property pursuant to Code Sections 754, 734(b) and 743(b), or comparable provisions of state or local law, in connection with transfers of interests in the Partnership and Partnership distributions; (ii) to select tax accounting methods and periods; and (iii) to extend the statute of limitations for assessment of tax deficiencies against Partners with respect to adjustments to the Partnership’s federal, state or local tax returns.

(c)
The Limited Partners shall not litigate a tax issue involving the Partnership without the consent of the General Partner. The Limited Partners shall have the right to review and comment on the Partnership’s income tax returns prior to the filing of such returns. For tax years beginning after December 31, 1991, any Partner may take positions on its tax returns inconsistent with those taken by the Partnership.

Section 7.3.
Fiscal Year.

Unless and until the General Partner decides otherwise, the fiscal year of the Partnership shall be an annual period ending on December 31st of each calendar year.

Section 7.4.
Audits; Inspection of Books and Records.

Any Partner may, at its option and at its own expense, conduct internal audits of the books, records and accounts of the Partnership. Audits may be on either a continuous or a periodic basis and may be conducted by employees of any Partner, or of an Affiliate of any Partner, or by independent auditors retained by the Partnership or by any Partner. All books of the Partnership shall be open to inspection and examination by any of the Partners or their representatives at all times.

Section 7.5.
Reports.

The Partnership will furnish to the Partners copies of (a) quarterly unaudited financial statements, prepared in accordance with generally accepted accounting principles, certified by the Partnership’s chief financial officer, (b) all Partnership federal income tax returns, (c) the Partnership’s annual budget, and (d) such other financial information, such as the Partnership’s 5-year financial forecast, requested by a Partner that is historical in nature or does not disclose marketing information of the Partnership, introduction of new products and services, as well as pricing plans for products and services. Any Limited Partner shall have the right at reasonable times to consult with officers of the Partnership and officers of the General Partner concerning the business, prospects and financial condition of the Partnership, provided that such Limited Partner shall not be entitled to obtain information that it would not be entitled to under the immediately preceding sentence.

Section 7.6.
Partnership Funds.

The funds of the Partnership shall be kept in the name of the Partnership in one or more separate accounts with banks, trust companies or other institutions as selected by the General Partner. Withdrawals from such accounts shall be made by persons approved by the General Partner.

ARTICLE 8

DISSOLUTION

Section 8.1.
Dissolution; Continuation.

(a)
The Partnership shall be dissolved, wound up and liquidated upon the occurrence of any of the following events (“Liquidating Events”):

(i)
The expiration of the term provided in Section 1.5 hereof;

(ii)
The dissolution or Bankruptcy of the General Partner;

(iii)
The agreement of the Partners to dissolve the Partnership.

For purposes of this Agreement, the “Bankruptcy” of any person (including a Partner) shall be deemed to have occurred upon the happening of any of the following: (i) the filing of an application by such person for, or a consent to, the appointment of a trustee of its assets, (ii) the filing by such person of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing its inability to pay its debts as they come due, (iii) the making by such person of a general assignment for the benefit of creditors, (iv) the filing by such person of an answer admitting the material allegations of, or its consenting to, or defaulting in answering, a bankruptcy petition filed against it in any bankruptcy proceeding or (v) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such person a bankrupt or appointing a trustee of its assets.

(b)
The Partners hereby agree that, notwithstanding any provision of the Act, the Partnership shall not dissolve prior to the occurrence of a Liquidating Event. If it is determined, by a court of competent jurisdiction, that the Partnership has dissolved prior to the occurrence of a Liquidating Event, the Partners hereby agree to continue the business of the Partnership without a winding up or liquidation.

Section 8.2.
Option.

(a)
Option. Upon the dissolution or Bankruptcy of any Partner (such Partner, in any such case, being herein referred to as the “First Partner”), the other Partners (the “Continuing Partners”), or their designated Affiliates, shall have the option of purchasing, in whole but not in part, the First Partner’s interest in the Partnership at the price and on the terms specified in this Section 8.2.

(b)
Exercise of Option. Any option to purchase a Partner’s interest in the Partnership pursuant to this Section 8.2 may be exercised only by written notice from the Continuing Partners to the First Partner within ninety days after dissolution or Bankruptcy of the First Partner, provided, however, that if such option has not been exercised with respect to the entire interest within the ninety-day period, the General Partner shall have ten days to exercise the option to purchase any portion of the Selling Partner’s interest that has not been previously accepted by the Continuing Partners by giving written notice of such acceptance to the Selling Partner. The Partner(s) exercising an option to purchase the other Partner’s interest in the Partnership or a portion thereof pursuant to Section 8.2 (or its designated Affiliate, as appropriate) is sometimes referred to in this Section 8.2 as the “Purchasing Partner(s)” and the Partner whose interest is to be purchased pursuant to such option is sometimes referred to in this Section 8.2 as the “Selling Partner.”

(c)
Purchase Price. The purchase price for the purchase of an interest in the Partnership or a portion thereof pursuant to Section 8.2 (the “Purchase Price”) shall be determined as follows:

In the case of a purchase of all or a portion of an interest in the Partnership pursuant to this Section 8.2, the Purchase Price shall be an amount equal to the aggregate fair market value, as of the date of the exercise of the option to purchase such interest or such portion, of the interests of all persons in the Partnership multiplied by the Percentage Interest attributable to the interest in the Partnership or portion thereof being purchased. The aggregate fair market value of the interests of all persons in the Partnership shall be determined by an investment banking firm of recognized national standing designated by the Selling Partner in a notice to the Purchasing Partner(s) at least forty-five days prior to the Closing (as defined in Section 8.2(d)). Such investment banking firm shall not have any financial interest in the magnitude of the Purchase Price or any past or present relationship with the Partnership or the Selling Partner that would tend to affect the determination of such fair market value. Neither any business relationship of an investment banking film with the Partnership or the Selling Partner more than three years prior to such designation nor the membership (other than as manager or co-manager) of an investment banking firm in a syndicate formed to sell securities of the Partnership or the Selling Partner nor the use by the Partnership or the Selling Partner of the services of an investment banking firm as a broker shall be deemed a relationship that would tend to affect the determination of such fair market value. The investment banking firm that determines such fair market value shall be afforded such access to the records and properties of the Partnership as it may reasonably request by notice to the General Partner (which notice need not be in writing) in order to make its determination. Such firm shall notify each Partner of the aggregate fair market value of the interests of all persons in the Partnership in writing at least ten days prior to the Closing. The fees and expenses of such firm for determining such fair market value shall be paid by the Partners, each Partner paying that percentage of such fees and expenses equal to its Percentage Interest. Except as otherwise provided in Section 8.2(e), the Purchase Price shall be paid at the Closing by cashier’s check or wire transfer of immediately available funds. During the period between the exercise of the option by the Purchasing Partner(s) to purchase the Selling Partner’s interest in the Partnership and the Closing, the Selling Partner shall continue to be a Partner of the Partnership and shall be entitled to receive distributions and allocations pursuant to this Agreement in accordance with the Selling Partner’s Percentage Interest, but the Purchasing Partner(s) shall otherwise have all the rights, powers, duties and obligations of the Selling Partner, including with respect to Additional Capital Contributions.

(d)
Place and Time of Closing. Unless otherwise agreed by the Selling Partner and the Purchasing Partner(s), the closing of any purchase of an interest in the Partnership pursuant to this Section 8.2 (a “Closing”) shall take place at such principal place of business of the Partnership as the Purchasing Partner(s) shall designate in a notice to the Selling Partner at least five days prior to the Closing. The Closing shall occur within the later of (a) sixty days from the date of exercise of the option to purchase or (b) twenty days following the obtaining of all governmental or court approvals (if any) necessary to complete such transaction, unless the Partnership is sooner dissolved in accordance with Section 8.1.

(e)
Election to Defer Portion of Purchase. In the event that the Purchasing Partner exercises an option to purchase the entire interest of the Selling Partner in the Partnership pursuant to this Section 8.2 and the purchase of such interest at one time would, by itself or when combined with other prior transfers of interests in the Partnership, cause a termination of the Partnership for federal income tax purposes, then the Purchasing Partner, by notice to the Selling Partner given at least seven days prior to the relevant Closing, may elect to purchase at the Closing a portion of the Selling Partner’s interest in the Partnership, equal to the maximum portion of such interest that could then be purchased without causing such a termination (such portion to be determined by the Purchasing Partner in its reasonable discretion), and purchase the remainder of the Selling Partner’s interest in the Partnership at a date (the “Deferred Closing”) after the Closing to be determined by the Purchasing Partner in its sole discretion; provided, that the Deferred Closing shall be no later than thirteen months after the Closing. In such event, a portion of the Purchase Price of such interest, equal to the total Purchase price multiplied by the fraction of such interest purchased at the Closing, shall be paid at the Closing and the remainder shall be paid at the Deferred Closing, in each case by cashier’s check or wire transfer of immediately available funds. During the period between the Closing and the Deferred Closing, the Selling Partner shall continue to be a partner of the Partnership and shall be entitled to receive distributions of Partnership property and allocations pursuant to this Agreement in accordance with the Percentage Interest attributable to the portion of the Selling Partner’s interest in the Partnership not purchased at the Closing, but the Purchasing Partner shall otherwise have all the rights, powers, duties and obligations of the Selling Partner, including with respect to Additional Capital Contributions.

(f)
Purchase of Entire Interest. In the event that at any Closing or any Deferred Closing the Purchasing Partner(s) purchases the entire remaining interest of the Selling Partner in the Partnership pursuant to this Section 8.2, after such Closing or Deferred Closing the Purchasing Partner(s) shall have all the rights, powers, duties and obligations of the Selling Partner pursuant to this Agreement and the Selling Partner shall cease to be a Partner of the Partnership.

(g)
Transfer of Clean Title. At each Closing and each Deferred Closing, the Selling Partner shall transfer its interest in the Partnership (or the appropriate portion thereof) free and clear of any liens, encumbrances or any other interests of any third party, and shall execute or cause to be executed any and all documents required to transfer fully such interest or such portion to the Purchasing Partner(s).

(h)
Deliveries at Closing. At each Closing and each Deferred Closing, the parties to the sale of a Partnership interest occurring at such Closing or Deferred Closing shall execute and deliver to each other all such documents and instruments and take all such other actions as may be required to carry out their respective undertakings, including the execution and delivery of all documents or instruments reasonably requested by any other participating party.

Section 8.3.
Winding Up of Partnership.

Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs. The General Partner shall proceed diligently to wind up the affairs of the Partnership and distribute its assets in accordance with the provisions of Section 8.5 hereof.

Section 8.4.
Accounting upon Dissolution and Termination.

Upon the distribution of the assets of the Partnership in accordance with the provisions of Section 8.5 hereof, the General Partner shall cause the Partnership’s Accountant to make a full and proper accounting of the assets, liabilities and operations of the Partnership, as of and through the date on which such distribution occurs.

Section 8.5.
Liquidation and Termination.

(a)
Except as otherwise provided in Section 8.3, as soon as reasonably possible after dissolution, the General Partner shall liquidate such assets of the Partnership as it in its sole discretion shall choose to liquidate, in such orderly and businesslike manner as is consistent with obtaining the full fair market value thereof. The proceeds of such liquidation and any remaining assets of the Partnership shall be applied and distributed in the following order or priority:

(i)
To the repayment of debts and liabilities of the Partnership (including any loan or advance to the Partnership by any Partner or an Affiliate of any Partner) and the payment of expenses of liquidation; and

(ii)
Any balance then remaining shall be distributed among the Partners in accordance with their Capital Accounts.

If, immediately following the withdrawal of the General Partner or the distribution of liquidation proceeds of the Partnership in accordance with this Section 8.5, and after giving effect to the allocations described in Article 3, there is a negative balance in the Capital Account of the General Partner, the General Partner shall contribute in cash to the Partnership the amount of its negative Capital Account balance. Such amounts shall first be used to satisfy any amounts then owing by the Partnership to the creditors of the Partnership. Any portion of such amounts not so used shall be distributed to the Partners (if any) then having a positive balance in their respective Capital Accounts, up to the amount of such positive Capital Account balances. No Limited Partner shall be liable for any deficit in its Capital Account.

(b)
The General Partner shall determine, in its sole discretion, whether undivided portions of Partnership property other than cash will be distributed to the Partners in accordance with Section 8.5(a)(ii). The General Partner may not distribute Partnership property other than cash (whether undivided portions or otherwise) to the Partners in a manner that is not in accordance with the respective amounts to be distributed to them under Section 8.5(a)(ii) unless the Limited Partners agree to the General Partner’s determination of the fair market value of such property. In this regard, the General Partner shall, promptly after making such determination, provide notice thereof to the Limited Partners. If no Limited Partner objects to the General Partner’s determination of fair market value by giving notice of such objection to the General Partner within ten days after receipt of the notice of determination, such determination shall become final. If one or more notices of objection are timely given, the General Partner and each objecting Limited Partner shall attempt to agree upon the determination as to which the notice of objection has been given. If they do so agree, the determination of fair market value shall become final. If they do not so agree within ten days after the General Partner receives the notice of objection, the following procedure shall apply:,

(i)
Within ten days, the General Partner and the objecting Partner (or Partners collectively) shall each designate an appraiser by notice to the other Partner or Partners. Failure to give such timely notice shall be deemed an acceptance of the other’s appointment, and the single appraiser shall promptly make a determination.

(ii)
If two appraisers are so designated, they shall meet within the following ten days and seek to agree upon a final determination of fair market value. If within ten days after their first meeting they do not agree upon the determination, they shall within the next ten days themselves appoint a third appraiser, but if for any reason the third appraiser is not timely chosen, then the original determination by the General Partner shall become final.

(iii)
If a third appraiser is appointed, the three appraisers shall meet within the following ten days and seek to agree upon a final determination of fair market value. If within ten days after their first meeting they do not agree upon such determination, the final determination shall be the value determined by the third appraiser. If for any reason, the third appraiser’s appraisal is not timely made, the original determination by the General Partner shall become final. Each party shall pay the fees and expenses of the appraiser appointed by such party. The fees and expenses of the third appraiser, if any, shall be borne by the Partnership. Any appraiser designated to serve pursuant to this Section 8.5 shall be disinterested.

(c)
The General Partner may in its sole discretion sell any saleable assets of the Partnership in connection with any liquidation at public or private sale and at such price and upon such terms as the General Partner may deem advisable. At least ten days prior written notice of any private or public sale shall be given to the Limited Partners. Any Partner or any Affiliate of a Partner may purchase Partnership assets at any such sale, but if the sale is a private sale and the purchasing Partner is the General Partner or an Affiliate thereof, (i) the price must be payable in cash, (ii) the General Partner shall, along with the notice to the Limited Partners of the sale, provide the Limited Partners with appropriate information concerning the price and the assets to be sold, and (iii) if a Limited Partner objects that such price is not fair by notice to the General Partner given within ten days after receipt of the General Partner’s notice, the General Partner shall invoke the valuation procedures set forth in Section 8.5(b) and obtain a determination that the price is fair before consummating such sale. Subject to Section 8.6 hereof, a reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors.

Section 8.6.
Compliance with Timing Requirements of  Regulations.

(a)
In the event the Partnership is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to Section 8.5, and contributions shall be made pursuant to Section 8.5 by the General Partner that has a negative balance in its Capital Account in compliance with Regulations Sections 1.704-1(b)(2)(ii)(g)(j) and (3). In the discretion of the General Partner, a pro rata portion of the distributions that would otherwise be made to the Partners pursuant to this Article 8 may be:

(i)
distributed to a trust established for the benefit of the Partner for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the Partner from time to time, in the reasonable discretion of the General Partner, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners pursuant to this Agreement; or

(ii)
withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld amounts shall be distributed to the Partners as soon as practicable.

(b)
Notwithstanding the provisions of Section 8.6(a) hereof, if the Partnership is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(a) but such liquidation does not cause a dissolution of the Partnership, the assets of the Partnership need not actually be distributed to the Partners, but in such event the Partnership shall be deemed to have distributed to the Partners in accordance with their Capital Accounts all of the Partnership’s property in kind, and such Partners shall be deemed immediately thereafter to have recontributed such property to the Partnership.

ARTICLE 9

MISCELLANEOUS

Section 9.1.
Notices.

All notices, consents, agreements and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile (with receipt confirmed), provided that a copy is mailed by certified mail, return receipt requested, or (c) received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate as to itself by notice to the other parties):

(i)          If to UTELCOM:

Utelcom, Inc.
P.O. Box 11315
Kansas City, Missouri 64112
Facsimile No.: (913) 624-2256
Attention: Michael Hyde, Esq.

(ii)          If to SICC:

Sprint International Communications Corporation
12490 Sunrise Valley Drive
Reston, Virginia 22096
Facsimile No.: (703) 689-5321
Attention: Donald S. Parker, Esq.

(iii)          If to UCOM:

UCOM, Inc.
P.O. Box 11315
Kansas City, Missouri 64112
Facsimile No.: (913) 624-2256
Attention: Don A. Jensen, Esq.

(iv)          If to the General Partner:

US Telecom, Inc.
P.O. Box 11315
Kansas City, Missouri 64112
Facsimile No.: (913) 624-2256
Attention: Don A. Jensen, Esq.

(v)          If to the Partnership:

US Sprint Communications Company
Limited Partnership
8140 Ward Parkway
Kansas City, Missouri 64114
Facsimile No.: (816) 624-5234
Attention: Bernard A. Bianchino, Esq.

Section 9.2.
Entire Agreement.

This Agreement completely supplants and supersedes the Original Agreement, the Restated Agreement and First Amendment thereto and the Original Limited Partnership Agreement and the First Amendment to the Original Limited Partnership Agreement and incorporates the entire agreement among the parties hereto with respect to the subject matter hereof.

Section 9.3.
Amendments.

This Agreement may not be amended, modified, or revised, in whole or in part, unless in a writing executed by all of the Partners.

Section 9.4.
Terminology.

Unless the context otherwise requires, when used herein, the singular includes the plural and vice versa, and the masculine includes the feminine and neuter and vice versa. A person is deemed to include an individual, firm, partnership, corporation or other entity, and a reference to an entity refers to an individual, fits, partnership, corporation or other entity. The use herein of the word “including,” when following any general statement, tetra or matter, shall not be construed to limit such statement, tetra or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation,” or “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

Section 9.5.
Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that nothing contained in this Section 9.5 shall be construed to permit any attempted assignment or other transfer which would be unauthorized by or void pursuant to any other provision of this Agreement.

Section 9.6.
Severability.

Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of the Agreement.

Section 9.7.
Non-Waiver.

No provision of this Agreement shall be deemed to have been waived unless such waiver is contained in a writing executed by the Partner providing such waiver and no such waiver shall be deemed to be a waiver of any other or further obligations or liability of the Partner in whose favor the waiver was given.

Section 9.8.
Captions.

Captions are inserted for convenience only and shall not be given any legal effect.

Section 9.9.
Applicable Law.

This Agreement and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the internal law of the State of Delaware, including the Act, without regard to the conflicts of law principles thereof.

Section 9.10.
Counterparts.

This Agreement may be executed in any number of counterparts, and each such counterpart shall, for all purposes, be deemed an original instrument, but all such counterparts together will constitute but one and the same agreement.

Section 9.11.
Waiver of Partition and Bankruptcy.

Each of the Partners for itself and its respective legal representatives, successors and assigns, does irrevocably waive and release all rights currently held or hereafter acquired, at law or in equity or by provision of any statute or otherwise, to (a) obtain a partition of any asset of the Partnership, or any part thereof, and (b) subject the assets of the Partnership, or any part thereof, to the authority of any court of bankruptcy, insolvency, receivership or similar proceeding, and each does hereby irrevocably consent and agree that no Partner will, at any time, commence or maintain any action (i) for a partition of any of such assets and (ii) to subject any of such assets to the authority of any such court.

Section 9.12.
Actions Against Other Partners.

Any Partner shall be entitled to maintain, on its own behalf or on behalf of the Partnership, any action or proceeding against any other Partner or the Partnership (including, without limitation, any action for damages, specific performance, or declaratory or other equitable relief) for or by reason of breach by such party of this Agreement, notwithstanding the fact that any or all of the parties to such proceeding may then be a Partner in the Partnership, and without dissolving the Partnership as a partnership.

Section 9.13.
Remedies in Equity.

The rights and remedies of any of the Partners hereunder shall not be mutually exclusive, i.e., the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provisions hereof. Each of the Partners confirms that damages at law will be an inadequate remedy for a breach or threatened breach of this Agreement and agrees that, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but nothing herein contained is intended to, nor shall it, limit or affect any rights at law or by statute or otherwise of any party aggrieved as against the other for a breach or threatened breach of any provision hereof.

Section 9.14.
Effective Dates.

The parties hereto agree that this Agreement shall be effective as to the General Partner, UCOM and UTELCOM on January 31, 1992 and shall not be effective as to SICC until the date of its signature, February 1, 1992.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date set forth opposite their signatures.

SPRINT INTERNATIONAL COMMUNICATIONS CORPORATION, as Limited Partner.

Date: 2/1/92	By:	Donald S. Parker
Its Vice President

UTELCOM, INC., as Limited Partner

Date: 1/31/92	By:	/s/ Michael T. Hyde
Its Vice President

UCOM, Inc., as Limited Partner

Date: January 31, 1992	By:	Don A. Jensen
Its Vice President

US TELECOM, INC., as General Partner

Date: January 31, 1992	By:	Don A. Jensen
Its Vice President